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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           Fractal Design Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                     351681
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                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.      351681                    13G               Page 1 of 4 Pages
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  1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Mark Zimmer
      ###-##-####

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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) / /
                                                                       (b) / /
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  3    SEC USE ONLY


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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

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                        5    SOLE VOTING POWER

      NUMBER OF              559,844 (as of December 31, 1996)
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              -0-
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               559,844 (as of December 31, 1996)
                      ----------------------------------------------------------
         WITH           8    SHARED DISPOSITIVE POWER

                            -0-
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    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       559,844 (as of December 31, 1996)
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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.67% (of 12,001,313 shares as of December 31,1996)
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  12   TYPE OF REPORTING PERSON*

       IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP NO.      351681                    13G               Page 2 of 4 Pages
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ITEM 1(a).        NAME OF ISSUER:

                  Fractal Design Corporation


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5550 Scotts Valley Drive, Scotts Valley, CA 95066


ITEM 2(a).        NAME OF PERSON FILING:

                  Mark Zimmer


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  5550 Scotts Valley Drive, Scotts Valley, CA 95066


ITEM 2(c).        CITIZENSHIP:

                  United States


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock


ITEM 2(e).        CUSIP NUMBER:

                  351681


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b).

         Not Applicable.

ITEM 4.  OWNERSHIP.

(a)      559,844

   (b)   Percent of Class:

         4.67%

   (c)   Number of shares as to which such person has:

   (i)   sole power to vote or to direct the vote 559,844

   (ii)  shared power to vote or to direct the vote -0-

   (iii) sole power to dispose or to direct the disposition of 559,844

    (iv) shared power to dispose or to direct the disposition of   -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.
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CUSIP NO.      351681                    13G               Page 3 of 4 Pages
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         Not Applicable.
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CUSIP NO.      351681                    13G               Page 4 of 4 Pages
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                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 1997
                                        ________________________________________
                                                            Date

                                                    /s/ Mark Zimmer
                                        ________________________________________
                                                         Signature

                                                       Mark Zimmer
                                        ________________________________________
                                                       Name/Title